Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 12, 2012
Registration Statement Nos. 333-171922,
333-171922-01, 333-171922-05 and 333-171922-06

FORD CREDIT FLOORPLAN MASTER OWNER TRUST (FORDF) 2012-4 & 2012-5		*PRICED*

Joint Leads:	BARC, HSBC, JPM, RBC, RBS
Co-Managers:	BB SECURITIES, BRADESCO BBI
Selling Group:	LOOP, WILLIAMS	100% POT

CL	$SIZE-MM	WAL	M/S	E.FIN	L.FIN	BENCH	SPD	YLD	CPN	$PX
12-4 A1	725.000	1.99	Aaa/AAA	09/14	09/16	EDSF	+35	.750	.74	99.98257
12-4 A2	450.000	1.99	Aaa/AAA	09/14	09/16	1mLibor	+35			100-00
12-4 B	53.758	1.99	Aa1/AA	09/14	09/16	EDSF	+55	.950	.94	99.98400
12-4 C	76.797	1.99	Aa3/A	09/14	09/16	EDSF	+100	1.400	1.39	99.98837
12-4 D	46.078	1.99	A3/BBB	09/14	09/16	EDSF	+170	2.100	2.09	99.99832

CL	$SIZE-MM	WAL	M/S	E.FIN	L.FIN	BENCH	SPD	YLD	CPN	$PX
12-5 A	650.000	4.99	Aaa/AAA	09/17	09/19	I.Swaps	+65	1.504	1.49	99.95529
12-5 B	29.739	4.99	Aa1/AA	09/17	09/19	I.Swaps	+85	1.704	1.69	99.96186
12-5 C	42.484	4.99	Aa3/A	09/17	09/19	I.Swaps	+130	2.154	2.14	99.97923
12-5 D	25.490	4.99	A3/BBB	09/17	09/19	I.Swaps	+190	2.754	2.73	99.96122

EXPECTED SETTLE	:	09/19/2012
FIRST PMT DATE	:	10/15/2012
REGISTRATION	:	PUBLIC
ERISA ELIGIBLE	:	YES
MIN DENOMS	:	$100k x $1k
BLOOMBERG TICKER	:	FORDF 2012-4 & FORDF 2012-5
BILL & DELIVER	:	RBS

IMPORTANT NOTICE

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, RBS will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbs.com.